HARTFORD HLS SERIES FUND II, INC.
Sub-Item 77Q1: Exhibits.
(b)  Copies of the text of any proposal described in answer to sub-item 77D:

Hartford International Stock HLS Fund

Effective September 1, 2006, Hartford International Stock HLS Fund is now permitted to invest up to 25% of its total assets in securities of issuers in countries with emerging markets or emerging securities.

Hartford SmallCap Growth HLS Fund

At a Special Meeting of Shareholders held on October 24, 2006, shareholders of Hartford SmallCap Growth HLS Fund (the "Fund") approved a sub-advisory agreement (the “Agreement”) between HL Investment Advisors, LLC ("HL Advisors"), the Fund's investment adviser, and Hartford Investment Management Company ("Hartford Investment Management"). Pursuant to the Agreement, effective November 13, 2006, Hartford Investment Management became an additional sub-adviser to the Fund.

Accordingly, effective October 24, 2006, the principal investment strategy was revised to include the following:

The fund employs a "multi-manager" approach whereby portions of the fund's cash flows are allocated among different money managers who employ distinct investment styles intended to complement one another. The investment manager to the fund is HL Investment Advisors. As the investment manager, HL Investment Advisors is responsible for the management of the fund and supervision of the fund's investment sub-advisers. HL Investment Advisors has selected two different asset managers for the day-to-day portfolio management of the fund: Wellington Management and Hartford Investment Management. Each sub-adviser acts independently of the other and uses its own methodology for selecting investments.

In order to achieve the fund's goal of maximizing short- and long-term capital appreciation, Wellington Management constructs the fund's portfolio stock by stock, an investment approach Wellington Management refers to as "bottom-up." In constructing the fund's portfolio, Wellington Management analyzes and monitors different sources of active risk including stock-specific risk, industry risk and style risk. The goal of this analysis is to ensure that the portfolio remains well-diversified, and does not take large industry and style bets relative to the fund's market benchmark as an unintended consequence of bottom-up stock picking. Under Wellington Management, the fund invests primarily in a diversified portfolio of common stocks based on the combined ratings of Wellington Management's Global Industry Analysts and proprietary quantitative stock selection models. Global Industry Analyst ratings are based upon fundamental analysis. Fundamental analysis of a company involves the assessment of such factors as its business environment, management quality, balance sheet, income statement, anticipated earnings, revenues and dividends, and other related measures or indicators of value. Wellington Management then complements its fundamental research with an internally-developed quantitative analytical approach. This quantitative approach evaluates each security favoring those with attractive valuation and timeliness measures. Valuation factors compare securities within sectors based on measures such as price ratios and balance sheet strength. Timeliness focuses on stocks with favorable earnings and stock price momentum to assess the appropriate time for purchase.

Hartford Investment Management seeks to achieve the fund's goal of maximizing short- and long-term capital appreciation through investing primarily in small capitalization companies and using a bottom-up approach. Hartford Investment Management uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock's relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns. Hartford Investment Management frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Hartford MidCap Growth HLS Fund

On August 2, 2006, the Board of Directors approved a resolution changing the name of the “Hartford MidCap Stock HLS Fund” to “Hartford MidCap Growth HLS Fund” (the “Fund”).
At a Special Meeting of Shareholders held on November 16, 2006, shareholders of the Fund approved a sub-advisory agreement (the “Agreement”) between HL Investment Advisors, LLC, the Fund’s investment adviser, and Hartford Investment Management Company (“Hartford Investment Management”).  Pursuant to the Agreement, effective December 4, 2006, Hartford Investment Management replaced Northern Capital Management as sub-adviser to the Fund.
Accordingly, effective November 16, 2006, the Fund’s investment goal was revised as follows:
       The Hartford MidCap Growth HLS Fund seeks long-term growth of capital.
In addition, effective November 16, 2006, the Fund’s Principal Investment Strategy was revised to include the following:
The fund seeks to achieve its goal by investing primarily in growth style stocks. Under normal circumstances, the fund invests at least 80% of its assets in common stocks of mid-capitalization companies. The fund defines mid-capitalization companies as companies with market capitalizations within the collective range of the Russell MidCap Growth and S&P MidCap 400 Indices. As of March 31, 2006, this range was between $453 million and $23.535 billion. The fund may invest up to 20% of its total assets insecurities of foreign issuers and non-dollar securities.

A key tenet of the investment management team’s investment philosophy is that earnings growth drives stock prices. The investment management team believes that companies with superior earnings growth potential are most often found in industries experiencing secular up-trends or “tailwinds.” To identify stocks with superior potential for earnings growth, the investment management team will combine a bottom-up approach with top-down industry analysis. Key investment themes, industry trends, and companies will be identified through this fundamental analysis. Fundamental analysis involves meeting with a company’s management, assessing its competitive and financial position and projecting earnings power and future stock prices based on a number of valuation disciplines.

Hartford Blue Chip Stock HLS Fund

At a Special Meeting of Shareholders held on October 24, 2006, shareholders of Hartford Blue Chip Stock HLS Fund (the "Fund") approved a sub-advisory agreement (the "Agreement") between HL Investment Advisors, LLC ("HL Advisors"), the Fund's investment adviser, and Hartford Investment Management Company ("Hartford Investment Management"). Pursuant to the Agreement, effective November 13, 2006, Hartford Investment Management replaced T. Rowe Price Associates, Inc. as sub-adviser to the Fund.
Accordingly, effective November 13, 2006, the principal investment strategy of the Fund was revised to include the following:
The fund pursues its objectives by normally investing at least 80% of its net assets in common stocks of large and medium-sized blue chip growth companies, as defined by Hartford Investment Management Company (“Hartford Investment Management”), the sub-adviser to the fund. Hartford Investment Management defines “blue-chip growth companies” as companies within the Russell 1000 Growth Index that exhibit superior characteristics relative to their industry sector and overall benchmark. The characteristics Hartford Investment Management will focus on include each company’s business, its management, its relative valuation and investors’ reaction to the company.
(e) Copies of any new or amended Registration investment advisory contracts:

We hereby incorporate by reference the following agreements which were filed during the period:

(e1) First Amendment to Investment Sub-Advisory Agreement with Wellington Management, LLP filed as Exhibit Item 23d.(vi) in the SEC filing on February 14, 2007 under Conformed Submission Type 485(a) for Hartford HLS Series Fund II, Inc. CIK 0000790558, accession number 0001104659-07-011174

(e2)                       AMENDMENT  TO
      INVESTMENT SERVICES AGREEMENT

      Pursuant to the Investment Services Agreement between HL Investment Advisors, LLC and Hartford Investment Management Company dated April 30, 2002 (the “Agreement”), the following fund is hereby included in the Agreement as a Portfolio.  All provisions in the Agreement shall apply to the management of the new fund.

* Hartford SmallCap Growth HLS Fund

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 13th day of November, 2006.

HL INVESTMENT ADVISORS, LLC

By: /s/John C. Walters
            John C. Walters
            Executive Vice President

HARTFORD INVESTMENT MANAGEMENT COMPANY

By:  /s/David M. Znamierowski
 David M. Znamierowski
 President

(e3)                       AMENDMENT  TO
      INVESTMENT SUB-ADVISORY AGREEMENT

      Pursuant to the Investment Services Agreement between HL Investment Advisors, LLC and Hartford Investment Management Company dated April 30, 2002 (the “Agreement”), the following fund is hereby included in the Agreement as a Portfolio.  All provisions in the Agreement shall apply to the management of the new fund.

* Hartford BlueChip Stock HLS Fund

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 13th day of November, 2006.

HL INVESTMENT ADVISORS, LLC

By: /s/John C. Walters
            John C. Walters
            Executive Vice President

HARTFORD INVESTMENT MANAGEMENT COMPANY

By:  /s/David M. Znamierowski
 David M. Znamierowski
 President

(e4)                    AMENDMENT  TO
      INVESTMENT SUB-ADVISORY AGREEMENT

      Pursuant to the Investment Services Agreement between HL Investment Advisors, LLC and Hartford Investment Management Company dated April 30, 2002 (the “Agreement”), the following fund is hereby included in the Agreement as a Portfolio.  All provisions in the Agreement shall apply to the management of the new fund.

* Hartford MidCap Stock HLS Fund

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 4th day of December, 2006.

HL INVESTMENT ADVISORS, LLC

By: /s/John C. Walters
            John C. Walters
            Executive Vice President

HARTFORD INVESTMENT MANAGEMENT COMPANY

By:  /s/David M. Znamierowski
 David M. Znamierowski
 President